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                CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Selected Consolidated Financial Data" and to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-10660, 333-10662 and 333-39280) pertaining to the Novoste Corporation Stock Option Plan, the Non-Employee Director Stock Option Plan and the Employee Stock Purchase Plan and (Form S-3 No. 333-35082) pertaining to the Private Placement Equity Offering of our report dated January 29, 2001, with respect to the consolidated financial statements of Novoste Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                            /s/ Ernst & Young LLP
March 30, 2001
Atlanta, Georgia